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Exhibit 2.3

GUARANTEE

        GUARANTEE, dated as of February 10, 2003, made by IMPERIAL TOBACCO LIMITED, a public limited company duly incorporated under the laws of England and Wales, having its registered office at PO Box 244, Upton Road, Bristol BS99 7UJ, England (herein called the "Guarantor" which term includes any successor Person), in favor of the holders of the $600,000,000 aggregate principal amount 7 1/8% Guaranteed Notes due April 1, 2009 (the "Securities") issued by Imperial Tobacco Overseas B.V., a private company incorporated with limited liability in The Netherlands, having its corporate seat at Officia 1, 2nd Floor, de Boelelaan 7, 1083 HJ Amsterdam, The Netherlands (herein called the "Issuer," which term includes any successor Person) and guaranteed by Imperial Tobacco Group PLC, a public limited company duly incorporated under the laws of England and Wales, having its registered office at PO Box 244, Upton Road, Bristol BS99 7UJ, England, (herein called the "Indenture Guarantor" which term includes any successor Person).

RECITALS

        The Securities have been issued pursuant to an indenture dated as of April 1, 1999 among the Issuer, the Indenture Guarantor and the Chase Manhattan Bank as trustee (as amended or supplemented from time to time, the "Indenture"). All terms used in this Guarantee which are defined in such Indenture and not otherwise defined herein shall have the meanings assigned to them in such Indenture.

        The Issuer and the Indenture Guarantor have requested that the Guarantor provide an additional guarantee of the Securities.

        The Guarantor, having benefited from the issuance of the Securities, is willing to provide such guarantee on the terms set forth in this Guarantee and has duly authorized the execution and delivery of this Guarantee.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Guarantor hereby agrees as follows:

        The Guarantor hereby unconditionally guarantees to the Holders of the Securities and to the Trustee on behalf of each such Holder the due and punctual payment of the principal of, premium, if any, and interest on such Securities and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable (subject to any period of grace provided with respect thereto), whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. In the case of the failure of the Issuer punctually to make any such payment of principal, premium, if any, or interest or any sinking fund or analogous payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.

        The Guarantor hereby further agrees that all payments of the principal of, interest and all other amounts due on the Securities in accordance with the Guarantee by the Guarantor will be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of the jurisdiction of incorporation of the Guarantor (the "Taxing Jurisdiction"), or any political subdivisions or taxing authorities thereof or therein having the power to tax, unless the withholding or deduction of such taxes or duties is required by law. In that event, the Guarantor will pay to the Holder of any Security (subject to compliance by such Holder or beneficial owner of the relevant Security with any relevant administrative requirements) such additional amounts as may be necessary in order that every net payment on such Security, after deduction or withholding for or on account of any present or future tax, levy, impost or other governmental charge imposed upon or as a result of such payment by the Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Security to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply if such Holder is liable for such taxes, levies, imposts or other governmental charges in respect of such Security by reason of:

1.
such Holder or beneficial owner being or having been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Taxing Jurisdiction or such political subdivision or otherwise having or having had some connection with the Taxing Jurisdiction or such political subdivision other than the holding or ownership of a Security, or the collection of principal of, premium, if any, and interest, if any, on a Security or the Guarantee;

2.
the presentation by such Holder of such Security, more than thirty (30) days after the date on which the payment in respect of such Security became due and payable or provided for, whichever is the later, except to the extent that the Holder would have been entitled to such amounts if it had presented such Security for payment on any day within such period of thirty (30) days;

3.
any present or future tax, levy, impost or other governmental charges which are payable otherwise than by deduction or withholding from payments on or in respect of the relevant Security or the Guarantee;

4.
any present or future tax, levy, impost or other governmental charge that is imposed, assessed, levied or collected by reason of the failure by the Holder or the beneficial owner of such Security to comply with a request of the Guarantor addressed to the Holder (i) to provide information concerning the nationality, residence, identity or connection with the Taxing Jurisdiction (or any political subdivision or taxing authority thereof or therein) of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction (or any political subdivision or taxing authority thereof or therein) as a precondition to relief or exemption from all or part of such tax, levy, impost, or other governmental charge;

5.
any present or future tax, levy, impost or other governmental charges: (i) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant Security had been the Holder of such Security or (ii) which, if the beneficial owner of such Security held the Security as the Holder of such Security, would have been excluded pursuant to clauses (a) through (d) inclusive above;

6.
any tax, duty, assessment or other governmental charge which is payable in respect of any payments on a certificated Security issued at the request of the Holder on or after the occurrence of an Event of Default arising as a result of such Security being delivered in certificated form;

7.
any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

8.
any combination of 1, 2, 3, 4, 5, 6 and 7 above.

        Nor will additional amounts be paid with respect to any payment of the principal of, or any interest on, any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Issuer's jurisdiction or the Guarantor's jurisdiction, or any political subdivision or taxing authority thereof or therein, as the case may be, to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or to a member of such partnership or to a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of such Security.

        The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security, any failure to enforce the provisions of such Security, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security, or increase the interest rate thereon, or increase any premium payable upon redemption or repayment thereof, or alter the Stated Maturity thereof, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of such Indenture. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on such Security.

        This Guarantee is limited to the maximum amount that will result in the obligations of the Guarantor not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        The Guarantor shall be subrogated to all rights of the Holder of such Security and the Trustee against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee, provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Securities of the same series issued under such Indenture shall have been paid in full.

        No reference herein to such Indenture and no provision of this Guarantee or of such Indenture shall alter or impair the guarantee of the Guarantor, which is absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, and any sinking fund or analogous payments with respect to, the Security.

        The Guarantor may terminate this Guarantee by notice in writing to the Trustee and, in such case, the Guarantor shall be discharged and released from all obligations and liabilities under this Guarantee, if either:

1.
the Guarantor has received prior confirmation in writing from each of Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Rating Group, a division of the McGraw-Hill Companies, Inc. ("Standard & Poor's") and any other credit rating agency which ascribes a solicited long-term credit rating to the Securities, that such Securities will carry the same rating as the long-term corporate credit rating ascribed to the Group, without the benefit of this Guarantee or any other guarantee, indemnity or similar arrangement of the Guarantor or any other entity other than the Guarantor; or

2.
that despite all reasonable efforts by the Issuer to secure credit ratings from Moody's and Standard & Poor's (or any successors thereto) for the Securities, no such credit rating can be obtained by the Issuer and either (a) no other credit rating agency ascribes a solicited long-term credit rating to the Securities, or (b) the Guarantor has received prior confirmation in writing on the terms set out in 1. above from any credit rating agency which does ascribe a solicited long-term credit rating to the Securities issued pursuant to the Indenture, provided that the Guarantor confirms in such notice to the Trustee that all its obligations and liabilities in respect of any guarantee granted by the Guarantor in respect of the Issuer's obligations (i) under the Credit Agreement dated December 17, 2002 between, amongst others, Imperial Tobacco Finance plc as borrower, the Indenture Guarantor and Guarantor as guarantor and HSBC Bank plc as facility agent, as amended, supplemented or restated from time to time and to which Guarantor acceded by a Guarantor Accession Agreement dated May 19, 2002, and (ii) under or in respect of (a) any notes issued pursuant to the €6,000,000,000 Debt Issuance Programme guaranteed by the Guarantor which are constituted by the trust deed dated September 1, 1999 between the Issuer and Imperial Tobacco Finance plc as issuers, the Indenture Guarantor, as guarantor, and JPMorganChase Bank, London Branch, as trustee (as amended and restated on August 31, 2000, August 21, 2001 and May 10, 2002 and as such trust deed may be further amended, restated, supplemented and/or modified from time to time, the "Trust Deed"), (b) any coupons relating to such notes, (c) the Trust Deed and (d) the amended and restated agency agreement dated May 10, 2002 between the Issuer and Imperial Tobacco Finance plc as issuers, the Indenture Guarantor, as guarantor, the trustee and agents named therein (as such agency agreement may be amended, restated, supplemented and/or modified from time to time) have been discharged in full prior to, or will be discharged in full on the date of, the termination of this Guarantee.

        The Guarantor undertakes promptly to notify the Holders of the termination of this Guarantee in accordance with the provisions in the "Description of the Notes and the Guarantees—Notices" section of the Indenture.

        This Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

        Executed this 10th day of February, 2003.

IMPERIAL TOBACCO LIMITED
By:	/s/ ROBERT DYRBUS
Name:	Robert Dyrbus
Title:	Finance Director
IMPERIAL TOBACCO LIMITED
By:	/s/ JOHN JONES
Name:	John Jones
Title:	Group Treasurer

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  Exhibit 2.3
GUARANTEE